Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2006 Equity Incentive Plan, 2010 Equity Incentive Plan, 2010 Non-Employee Directors’ Stock Option Plan, and 2010 Employee Stock Purchase Plan of Trius Therapeutics, Inc. of our report dated February 10, 2010 (except for the paragraph under the caption “Common Stock Split” within Note 1, as to which the date is February 25, 2010), with respect to the financial statements of Trius Therapeutics, Inc., included in its Registration Statement (Form S-1 No. 333-162945) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

July 30, 2010